EXHIBIT 3



                               PURCHASE AGREEMENT

                    THIS PURCHASE AGREEMENT, dated as of May 3, 1995, is among Latin American Pharmaceutical Inc., a Delaware corporation ("LAPI") and a wholly owned subsidiary of The Dow Chemical Company, a Delaware corporation ("TDCC"), Dow Quimica Argentina S.A., a corporation organized under the laws of Argentina and an indirect wholly owned subsidiary of TDCC ("Dow Argentina"), Dow Quimica Mexicana S.A., a corporation organized under the laws of Mexico and an indirect wholly owned subsidiary of TDCC ("Dow Mexico"), Dow Productos Quimicos LTDA, a limited company organized under the laws of Brazil and an indirect wholly owned subsidiary of TDCC ("Dow Productos"), Mineracao e Quimica de Nordeste, a corporation organized under the laws of Brazil and an indirect wholly owned subsidiary of TDCC ("Dow Mineracao"), Dow Quimica S.A., a corporation organized under the laws of Brazil and an indirect wholly owned subsidiary of TDCC ("Dow Brazil" and, collectively with LAPI, Dow Argentina, Dow Productos and Dow Mineracao, "Sellers"), Merrell Lepetit Farmaceutica Industrial LTDA, a limited company organized under the laws of Brazil and an indirect wholly owned subsidiary of TDCC ("Lepetit Brazil"), Laboratorios Lepetit de Mexico S.A. de C.V., a corporation organized under the laws of Mexico and an indirect wholly owned subsidiary of TDCC ("Lepetit Mexico" and, collectively with Lepetit Brazil, the "Transferred Subsidiaries"), and Roussel Uclaf S.A., a French societe anonyme ("Purchaser").

                    WHEREAS, Sellers directly, or indirectly through their affiliates, develop, register, formulate, manufacture, distribute, market and sell prescription and nonprescription drugs and certain over-the-counter products, including personal care and personal hygiene products, in Argentina, Brazil, Mexico and elsewhere in Latin America (the "Business"); and

                    WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Sellers desire to sell and to cause their affiliates to sell to Purchaser or its designated affiliate or affiliates, and Purchaser desires that it or its designated affiliate or affiliates purchase, the Business.

                    NOW, THEREFORE, in consideration of and in reliance upon the terms, covenants, and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                    ARTICLE I

                          TRANSFER OF DESIGNATED ASSETS

                    Section 1.1 Transfer of Designated Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing provided for in Section 3.1, Sellers shall, or shall cause their affiliates to, sell, transfer, convey, assign and deliver the Designated Assets (as defined in Section 1.2) to Purchaser or one or more affiliates of Purchaser designated by Purchaser (it being understood and agreed that the Designated Assets of the Transferred Subsidiaries will not be transferred directly but indirectly through the transfer to Purchaser or one or more affiliates of Purchaser designated by Purchaser of all of the outstanding shares of capital stock of the Transferred Subsidiaries).

                    Section 1.2 Designated Assets. As used in this Agreement, the term "Designated Assets" means all of the rights, properties, assets, claims, contracts, licenses, permits, causes of action, operations and businesses of every kind, character and description, whether tangible or intangible, and wherever located, of Sellers or any of their affiliates, which are used primarily in connection with, or are held for use primarily in, are necessary for the conduct of, or are otherwise primarily related to the Business, including, but not limited to: (i) all machinery and equipment, racks, movable walls, tools, dyes, furniture, furnishings, plant and office equipment, leasehold improvements and automobiles and other vehicles; (ii) all inventories, including supplies, raw materials, work-in-process, finished goods and goods-in-transit from suppliers or manufacturers used or intended for use, or held for sale;
          (iii) all accounts and notes receivable and cash and cash equivalents; (iv) all prepaid rent, prepaid property taxes, prepaid supplies, advances and other prepaid expenses and deposits; (v) all rights in and under product registrations, leases, licenses, contracts, purchase and sale orders, commitments, arrangements, understandings, quotations and other agreements; (vi) all operating data and records, including books, sales and sales promotional data, advertising materials, customer lists, financial records, tax records, credit information, cost and pricing information, supplier lists, registration files, business plans, development and production data and information, reference catalogs, computer programs and electronic data processing software; (vii) all engineering and production designs, drawings and other similar data; and (viii) all Intellectual Property (as defined in Section 4.12); except for the assets listed on Schedule 1.2 (the "Excluded Assets"). It is understood and agreed that the inadvertent failure to include a particular asset on Schedule 1.2 shall not create a presumption that such asset is not an Excluded Asset.

                                   ARTICLE II

                  DESIGNATED LIABILITIES; EXCLUDED LIABILITIES

                    Section 2.1 Assumption of Designated Liabilities. Upon the terms and subject to the conditions contained in this Agreement, at the Closing provided for in Section 3.1, Purchaser shall, or shall cause its affiliates purchasing Designated Assets to, assume the Designated Liabilities (as defined in Section 2.2)(it being understood and agreed that the Designated Liabilities of the Transferred Subsidiaries shall be retained by the Transferred Subsidiaries).

                    Section 2.2 Designated Liabilities. As used in this Agreement, the term "Designated Liabilities" means:
          all liabilities arising out of the conduct of the Business or the ownership of the Designated Assets, including (a) all liabilities reflected in the Financial Statements (as defined in Section 4.7) to the extent not satisfied as of the Closing and (b) all liabilities (including liabilities under contracts) to the extent arising out of the conduct of the Business after the Closing; except, in all cases, for the Excluded Liabilities (as defined in Section 2.3).

                    Section 2.3  Excluded Liabilities.  Neither
          Purchaser nor any of its affiliates, nor any of the Transferred Subsidiaries nor any of their respective subsidiaries, if any, shall, or shall be required pursuant to this Agreement to, assume or retain or have any liability or obligation of any nature, direct or indirect, absolute, accrued, contingent or otherwise, for the following excluded liabilities (the "Excluded Liabilities"): (i) all liabilities of TDCC or any of its affiliates related to or associated with (A) the businesses of TDCC and its affiliates (other than the Business and liabilities of the Business, if any, relating to the products referred to in Sections 6 and 8 of the Insurance Separation Agreement, dated as of May 3, 1995, among TDCC, Hoechst Corporation ("Hoechst"), Marion Merrell Dow Inc. ("MMD"), Dorinco Reinsurance Company, Dorintal Reinsurance Ltd. and Timber Insurance Ltd. (the "Insurance Agreement)) (B) the Excluded Assets and (C) employees who are not identified on Schedules
          4.16 or 6.15; (ii) all liabilities arising in connection with all actions, suits, claims, investigations and proceedings pending, threatened or otherwise known on the Closing Date; (iii) pre-Closing environmental liabilities related to the Business; and (iv) all liabilities arising as a result of the Restructuring (as defined in Section 3.2). After the Closing, all Excluded Liabilities shall be retained by and remain liabilities of TDCC and its affiliates (other than the Transferred Subsidiaries) or, with respect to the Excluded Liabilities of the Transferred Subsidiaries, shall be assumed by TDCC or one or more of its affiliates (other than the Transferred Subsidiaries).

                                   ARTICLE III

                                     CLOSING

                    Section 3.1  Closing.  The closing of the
          transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022 at 10:00 a.m., local time, on the sixth business day following the satisfaction or waiver of the conditions contained in Articles VII and VIII of this Agreement (unless waived by the appropriate party), or such other date as shall be agreed upon by the parties, but in no event later than January 31, 1996 (the "Closing Date"). To the extent any party hereto may reasonably request, local closings in the countries where the Designated Assets are located shall be held simultaneously with and as part of the Closing. In the event that the portion of the Purchase Price (as defined in Section 3.4) payable at any such local closing is required by applicable law to be paid in local currency, the amount of local currency to be paid shall be determined by reference to a mutually agreeable official exchange rate.


                    Section 3.2  Restructuring.

                         (a)  On or prior to the Closing, Sellers
          shall, and shall cause their affiliates to, effect the following transactions (collectively, the "Restructuring"):
          (i) Dow Brazil shall sell, transfer, convey, assign and deliver all of the Shares of Lepetit Brazil owned by it to Dow Productos; (ii) Dow Productos and Dow Mineracao will create a new corporation or limited company ("Brazil Newco") which will be owned by them in proportion to their respective ownership of the Shares of Lepetit Brazil and will cause Lepetit Brazil to transfer all of its rights, properties, assets, claims, contracts, licenses, permits, causes of action, operations and businesses of every kind, character and description, whether tangible or intangible, and wherever located which are not Designated Assets, and specifically including its real properties, including land, buildings, structures and fixtures, (together with all easements, rights and privileges appertaining thereto) to Brazil Newco; (iii) Dow Productos and Dow Mineracao shall cause Brazil Newco to assume from Lepetit Brazil its Excluded Liabilities; (iv) Lepetit Mexico will sell, transfer, convey, assign and deliver its real properties, including land, buildings, structures and fixtures, (together with all easements, rights and privileges appertaining thereto) to Dow Mexico and the proceeds of such sale (net of any applicable Taxes) shall be transferred or paid, by dividend or otherwise, by Lepetit Mexico to LAPI;
          (v) LAPI shall assume from Lepetit Mexico its Excluded Liabilities; and (vi) Lepetit International Inc. ("Dow Panama") will sell, transfer, convey, assign and deliver (for inclusion in the Designated Assets) all of its trademarks associated with the Business to LAPI. As used herein, "Shares" means all of the issued and outstanding shares of capital stock of Lepetit Mexico and all of the outstanding equity interests in Lepetit Brazil.

                         (b)  Sellers shall retain appropriate local
          counsel (who may be employees of Sellers) and other experts (as necessary) to assist in the preparation of documentation for, and the execution of, the Restructuring. Sellers shall provide a detailed written plan specifically identifying all transactions to be completed in connection with the Restructuring (the "Restructuring Plan") and shall provide Purchaser an opportunity to comment on and consult with Sellers concerning the Restructuring Plan prior to any implementation thereof. In addition, Sellers shall give due consideration to any objections raised by Purchaser with respect to the Restructuring Plan (and notice and opportunity to confer on deviations therefrom) and use reasonable efforts to make appropriate modifications to the Restructuring Plan in response to any such objections. The deeds, bills of sale, instruments of assignment and assumption and other documents necessary to effect the Restructuring (which shall be delivered to Purchaser in sufficient time for review and comment in advance of their execution) shall be reasonably satisfactory in form and substance to Purchaser, and the Restructuring shall be completed in accordance with the Restructuring Plan (as modified in response to Purchaser's objections, if any) with no material deviations therefrom that, individually or in the aggregate, are or may be detrimental to the Business.

                    Section 3.3  Deliveries at the Closing.

                         (a)  At the Closing, immediately following
          the Restructuring contemplated by Section 3.2, Sellers shall, or shall cause their affiliates to, deliver or cause to be delivered to Purchaser the following: (i) a notarial deed or deeds, in form and substance reasonably satisfactory to Purchaser, as may be necessary to transfer the Shares to Purchaser or affiliates of Purchaser designated by Purchaser, duly executed by Dow Productos and Dow Mineracao or LAPI, as appropriate; (ii) the share registers of the Transferred Subsidiaries (which may be delivered locally);
          (iii) the minute books and, if any, the corporate seals of the Transferred Subsidiaries (which may be delivered locally); (iv) such resignations of the officers and directors of the Transferred Subsidiaries from such positions as Purchaser shall request; (v) such other deeds, bills of sale, instruments of assignment and other documents, in form and substance reasonably satisfactory to Purchaser, as may be necessary to transfer good and marketable title to the Designated Assets (other than the Designated Assets transferred indirectly to Purchaser through the transfer of the Shares) to Purchaser or affiliates of Purchaser designated by Purchaser; (vi) such instruments of assumption and other documents, in form and substance reasonably satisfactory to Purchaser, as may be necessary to effect the assumption by Brazil Newco and LAPI of all Excluded Liabilities of the Transferred Subsidiaries; and (vii) the certificates referred to in Section 8.7.

                         (b)  At the Closing, concurrently with the
          deliveries contemplated by Section 3.3, Purchaser will deliver or cause to be delivered to Sellers: (i) such instruments of assumption and other documents, in form and substance reasonably satisfactory to Sellers, as may be necessary to effect the assumption by Purchaser or affiliates of Purchaser designated by Purchaser of the Designated Liabilities (other than the Designated Liabilities of the Transferred Subsidiaries); (ii) the Purchase Price (as defined in Section 3.4); and (iii) the certificates referred to in Section 7.5.

                    Section 3.4 Purchase Price; Payment at Closing; Purchase Price Adjustment.

                         (a) As consideration for the purchase of the Business, at the Closing, Purchaser shall pay to Sellers the aggregate amount of One Hundred Forty Million Dollars ($140,000,000), such amount to be adjusted pursuant to
          Section 3.4(b)(iv) below (the amount so adjusted being, the "Purchase Price"). It is understood and agreed that the amount paid at Closing shall be allocated as follows: $50 Million in respect of Lepetit Brazil, $20 Million in respect of the Designated Assets sold by Dow Argentina (the "Argentine Assets"), $20 Million in respect of Lepetit Mexico and $50 Million in respect of the other Designated Assets to be sold by LAPI (the "Other LAPI Assets"), such amounts so allocated to be adjusted pursuant to Section 3.4(b)(v) below. The Purchase Price shall be payable in immediately available funds, which shall be delivered to Sellers at the Closing in the form of a wire transfer to an account or accounts designated by Sellers; provided, that Purchaser shall have received from Sellers written notice of the accounts so designated at least two business days prior to the Closing. As used in this Agreement, "Dollars" or numbers preceded by the symbol "$" means amounts in United States Dollars.

                         (b)  Sellers and Purchaser intend that the
          book value of the Designated Assets at Closing (determined on a consolidated basis) shall exceed the book value of the Designated Liabilities at Closing (determined on a consolidated basis) by $45 million (all as calculated in accordance with U.S. GAAP (as defined in Section 4.7) the "Closing Net Assets"). Without limiting the obligations of Sellers or the Transferred Subsidiaries under any other provision of this Agreement, Sellers shall endeavor to cause such excess to be $45 million at Closing and shall consult with Purchaser from time to time prior to the Closing regarding the manner in which Sellers expect to cause such excess to be $45 million; provided, that neither Sellers nor any of their affiliates shall revalue (except as required by Local GAAP (as defined in Section 4.7)) assets for purposes of performing their obligations under this Section 3.4(b); and provided, further, that subject to the accuracy of Sellers' representations and warranties in Section 4.19 hereof, Purchaser's sole remedy in the event that such excess is not equal to $45 million shall be the Purchase Price Adjustment contemplated by Section 3.4(b)(iv).

                         (i) Within twenty-one days after the Closing, Sellers shall close the accounts of the Business and prepare financial statements of the Business as at the Closing Date, including unaudited balance sheets and unaudited income statements for each of the Business (which shall be consolidated financial statements) and the Business as conducted in each of Argentina, Mexico and Brazil, with such statements being prepared in accordance with U.S. GAAP as well as, with respect to statements pertaining to the Business as conducted in each of Argentina, Mexico and Brazil, each in accordance with Local GAAP, in all cases prepared on a basis consistent with past practice (it being understood that Purchaser will provide Sellers with access to the appropriate books and records in order to perform such function in accordance with paragraph (iii) below). Purchaser shall retain at its own expense a "Big Six" accounting firm ("CPA Firm") to audit the consolidated balance sheet and the consolidated income statement of the Business as at the Closing Date (the "Closing Balance Sheet") and a statement (the "Closing Statement") which shall set forth the book value of the Designated Assets and the book value of the Designated Liabilities as of the Closing Date based on the Closing Balance Sheet and the amount by which the book value of the Designated Assets exceeds the book value of the Designated Liabilities as of the Closing Date (such amount, the "Book Value of the Business"). The Closing Balance Sheet and Closing Statement together with an audit report thereon (which shall detail all audit adjustments, if any, thereto) shall be delivered to Sellers within thirty (30) days of the receipt of the unaudited balance sheets and income statements and shall be prepared in accordance with U.S. GAAP.

                         (ii)  Within ten (10) days of their receipt
          of the Closing Balance Sheet and Closing Statement together with such work papers and supporting information as are reasonably requested by Sellers (the "Objection Period"), Sellers shall provide Purchaser with a written statement of any objections or disagreements, including the reasons therefor, with respect to the Closing Balance Sheet and Closing Statement ("Sellers' Objection Statement"). If Sellers do not provide Purchaser with a Sellers' Objection Statement within the Objection Period, Sellers shall be deemed to have accepted and agreed to the Closing Balance Sheet and Closing Statement. In the event Sellers provide Purchaser with a Sellers' Objection Statement within the Objection Period, Purchaser and Sellers shall have ten (10) days (the "Resolution Period") following the receipt by Purchaser of a Sellers' Objection Statement to resolve any disagreements with respect to the Closing Balance Sheet and Closing Statement. If Purchaser and Sellers are unable to resolve their disagreements with respect to the determination of the Closing Balance Sheet and Closing Statement, they shall, promptly following the Resolution Period, refer their differences to another internationally recognized firm of independent public accountants (the "Second CPA Firm") who shall be chosen by mutual agreement of Sellers and Purchaser. The Second CPA Firm shall, acting as experts and not as arbitrators, determine on the basis of U.S. GAAP, the differences so submitted, including, if applicable, the Book Value of the Business as of the Closing Date. The Second CPA Firm shall deliver its written determination to Purchaser and Sellers no later than the tenth day after such differences are referred to the Second CPA Firm (unless Purchaser and Sellers agree, upon request of the Second CPA Firm, to provide the Second CPA Firm with additional time to make its determination). The Second CPA Firm's determination shall be conclusive and binding upon Purchaser and Sellers. The fees and disbursements of the Second CPA Firm shall be shared equally by Purchaser, on the one hand, and Sellers, on the other hand. The "Final Closing Balance Sheet" and "Final Closing Statement" shall mean (i) the Closing Balance Sheet and Closing Statement, in the event that Sellers and Purchaser resolve all disputes during the Resolution Period or Purchaser does not receive the Sellers' Objection Statement within the Objection Period, or (ii) the Closing Balance Sheet and Closing Statement, as adjusted by the Second CPA Firm.

                         (iii)  Purchaser and Sellers each shall
          provide each other, the CPA Firm and the Second CPA Firm full access to the books and records, any other information, including work papers of its accountants, and to any employees to the extent necessary for the preparation of the Closing Balance sheet and Closing Statement and the Final Closing Balance Sheet and Final Closing Statement.

                         (iv)  If the Book Value of the Business, as
          reflected on the Final Closing Statement, is (i) less than $45 million (such shortfall amount being defined as the "Sellers' Adjustment Amount"), Sellers shall make an adjustment payment to Purchaser in an amount equal to the Sellers' Adjustment Amount within five business days following the issuance of the Final Closing Statement by wire transfer of immediately available United States funds to a bank account designated by Purchaser or (ii) greater than $45 million (such excess being defined as the "Purchaser's Adjustment Amount"), Purchaser shall make an adjustment payment to Sellers in an amount equal to the Purchaser's Adjustment Amount within five business days following the Issuance of the Final Closing Statement by wire transfer of immediately available United States funds to a bank account designated by Sellers; provided, however, that in no event shall the Purchaser's Adjustment Amount payable pursuant to this section exceed $10 million. If payments due under this subsection are not made within the prescribed time periods, such unpaid amounts will bear interest at 10% per annum until the date of payment. Soft loans arrangements up to the total amount of the trade accounts receivable of the Business ("Trade A/R") may be used to reduce the Closing Net Assets to $45 million. Any such soft loans shall be repaid as the Trade A/R are collected and Purchaser shall have no liability for the repayment thereof in respect of Trade A/R backing up such soft loans that are not collected. Purchaser shall assist Sellers in their efforts to collect such Trade A/R.

                         (v) The allocation of the Purchase Price set forth in Section 3.4(a) will be adjusted to reflect the Seller's Adjustment Amount or the Purchaser's Adjustment Amount, as the case may be, (A) to the extent such adjustment can be attributed to specific Designated Assets, by increasing or decreasing, as the case may be, the amount of Purchase Price allocated to such Designated Assets or (B) to the extent such adjustment cannot be so attributed, by increasing or decreasing, as the case may be, the amount of Purchase Price allocated to each of Lepetit Brazil, the Argentine Assets, Lepetit Mexico and the Other LAPI Assets by 25% of the total amount of such adjustment.

                    Section 3.5  Further Assurances.

                         (a)  From time to time after the Closing,
          Sellers shall, or shall cause their affiliates to, at the request of Purchaser and without further cost or expense to Purchaser, execute and deliver such additional instruments and documents of conveyance, transfer, assignment and assumption and take such other actions as Purchaser may reasonably request, in order to convey, transfer and assign the Designated Assets and the Shares to Purchaser or affiliates of Purchaser designated by Purchaser and to assume the Excluded Liabilities, all as contemplated by this Agreement.

                         (b)  From time to time after the Closing,
          Purchaser shall or shall cause its affiliates to, at the request of Sellers and without further cost or expense to Sellers, execute and deliver such additional instruments and documents of conveyance, transfer, assignment and assumption and take such other actions as Sellers may reasonably request, in order to convey, transfer and assign the Excluded Assets to Sellers or affiliates of Sellers designated by Sellers and to assume the Designated Liabilities, all as contemplated by this Agreement.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

                    Sellers represent and warrant to Purchaser (i) severally as to matters which can be attributed to a particular Seller based on the geographic area in which it operates, (ii) jointly and severally as to matters which cannot be attributed to a particular Seller based on the geographic area in which it operates and (iii) jointly and severally as to matters relating to the Business as a whole, as follows:

                    Section 4.1  Corporate Organization, Etc.

                         (a)  Each Seller and each Transferred
          Subsidiary is a corporation or a limited company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the business, results of operations (on an annualized basis) or financial condition of the Business (a "Material Adverse Effect"). Without limiting the generality of the foregoing definition of "Material Adverse Effect", such definition shall specifically include adverse financial consequences to the Business in excess of $5 million and shall exclude (i) the effects of currency fluctuations and currency devaluations and (ii) the termination of business arrangements with Astra or Connaught as a result of the transactions contemplated hereby.

                         (b)  Sellers have heretofore furnished or
          made available to Purchaser complete and correct copies of each Seller's and each Transferred Subsidiary's Certificate of Incorporation and By-Laws and/or equivalent organizational documents, each as amended to the date hereof. Such Certificate of Incorporation, By-Laws and equivalent organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon Sellers or the Transferred Subsidiaries. No Seller or Transferred Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

                    Section 4.2  Capitalization of Transferred
          Subsidiaries; Asset Ownership. There is no authorized, issued or outstanding capital stock of Lepetit Brazil.
          The authorized capital stock of Lepetit Mexico consists of 7,850 Series A Shares, par value 10 New Pesos per share, 105,096 Series B shares, par value 10 New Pesos per share, and 238,600 Series C shares, par value 10 New Pesos per share, all of which shares are issued and outstanding. Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of any Transferred Subsidiary, (ii) no securities of Sellers or any of their affiliates (including, without limitation, the Transferred Subsidiaries) convertible into or exchangeable for shares of capital stock or voting securities of any Transferred Subsidiary, (iii) no options, subscriptions, warrants, convertible securities, calls or other rights to acquire from Sellers or any of their affiliates (including, without limitation, the Transferred Subsidiaries), and no obligation of Sellers or any of their affiliates (including, without limitation, the Transferred Subsidiaries) to issue, deliver or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Transferred Subsidiary and
          (iv) no equity equivalents, interests in the ownership or earnings of any Transferred Subsidiary or other similar rights. Except for Dow Argentina, Lepetit Brazil, Lepetit Mexico, LAPI, Dow Brazil (Dow Productos after the Restructuring), Dow Panama (LAPI after the Restructuring) and Dow Mineracao, no person or entity owns any portion of the Designated Assets.

                    Section 4.3  Authorization; Enforceability.   Each
          Seller and Transferred Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement, and will, prior to the Closing Date, have all necessary corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been, and the performance of this Agreement and the consummation of the transactions contemplated hereby will, prior to the Closing Date, have been, duly and validly authorized by the board of directors of each Seller and Transferred Subsidiary and no other corporate proceedings on the part of any Seller or Transferred Subsidiary are or will be necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each Seller and Transferred Subsidiary and constitutes a legal, valid and binding agreement of each Seller and Transferred Subsidiary enforceable against each Seller and Transferred Subsidiary in accordance with its terms.

                    Section 4.4  Equity Holdings of Transferred
          Subsidiaries. None of the Transferred Subsidiaries owns, directly or indirectly, any capital stock of or other equity interests in any other person.

                    Section 4.5  Title to Shares. Schedule 4.5
          accurately describes the Shares owned by Dow Brazil (which will be owned by Dow Productos after the Restructuring), Dow Mineracao and LAPI. Each such Seller has good, valid and marketable title to the Shares owned by it, free and clear of all security interests, liens, claims, pledges, charges, voting trusts or agreements or other encumbrances of any nature whatsoever (collectively, "Liens") and free and clear of any preemptive or similar rights.

                    Section 4.6 Non-Contravention; Required Filings and Consents. (a) The execution, delivery and performance by Sellers and the Transferred Subsidiaries of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-Laws or the equivalent organizational documents of any Seller or Transferred Subsidiary; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (b) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to any Seller or Transferred Subsidiary or any of their respective properties or assets (including, without limitation, the Designated Assets) or the Business; (iii) except as set forth in Schedule 4.6, conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or require any consent under or give rise to any right of termination, cancellation, or loss of any benefit to which any Seller or Transferred Subsidiary is entitled under any provision of any agreement, contract, license or other instrument binding upon any Seller or Transferred Subsidiary or any of their respective properties or assets (including, without limitation, the Designated Assets), or allow the acceleration of the performance of, any obligation of any Seller or Transferred Subsidiary under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which any Seller or Transferred Subsidiary is a party or by which any Seller or Transferred Subsidiary or any of their respective assets or properties (including, without limitation, the Designated Assets) is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset of any Seller or Transferred Subsidiary; except in the case of clauses (ii),
          (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not individually or in the aggregate have a Material Adverse Effect or materially interfere with the consummation of the transactions contemplated by this Agreement.

                         (b)  The execution, delivery and performance
          by Sellers and the Transferred Subsidiaries and the consummation of the transactions contemplated hereby by Sellers and the Transferred Subsidiaries require no action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) filings with the appropriate antitrust authorities in Brazil and Mexico and the expiration of applicable waiting periods in connection therewith; (ii) filings with the Federal Investment Bureau in Mexico; (iii) filings and approvals with respect to the transfer of certain product registrations in Argentina; (iv) such other filings with and approvals of governmental authorities in Brazil, Mexico and Argentina as may be agreed to by Sellers and Purchaser between the date hereof and the Closing Date; and (v) such actions or filings which, if not taken or made, would not individually or in the aggregate have a Material Adverse Effect or materially interfere with the consummation of the transactions contemplated by this Agreement.

                    Section 4.7  Financial Statements.

                         (a) Consolidated financial statements of the Business, which include a balance sheet as at and income statement for the fiscal year ended December 31, 1994 and a detailed description of intercompany eliminations (together with the notes thereto, the "Financial Statements"), will be provided to Purchaser as Schedule 4.7(a) to this Agreement no later than May 10, 1995. The Financial Statements fairly present, in conformity with (except as may be indicated in the notes thereto), the consolidated financial position of the Business as of the dates thereof and the consolidated results of operations of the Business for the periods then ended. For purposes of this Agreement, U.S. GAAP means United States generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case applied on a consistent basis.

                         (b)  (i) Audited financial statements for
          Lepetit Mexico consisting of balance sheets as at and income statements for the fiscal years ended December 31, 1994, December 31, 1993 and December 31, 1992 prepared in accordance with Mexican generally accepted accounting principles applied on a consistent basis together with the notes thereto and related statements representing the translation thereof into U.S. GAAP and (ii) unaudited financial statements of the Business as conducted in each of Argentina and Brazil, consisting of balance sheets as at and income statements for the fiscal year ended December 31, 1994 prepared in accordance with the generally accepted accounting principles of Argentina and Brazil, respectively, applied on a consistent basis, together with the notes thereto and related statements representing the translation thereof into U.S GAAP (such Mexican, Argentine and Brazilian financial statements being collectively, the "Regional Financial Statements"), will be provided to Purchaser as
          Schedule 4.7(b) to this Agreement no later than May 10, 1995. The Regional Financial Statements fairly present, in conformity with the relevant generally accepted accounting principles referred to above ("Local GAAP") or generally accepted accounting principles, as the case may be, applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Business as of the dates thereof in each of Argentina, Brazil and Mexico, as the case may be, and the consolidated results of operations of the Business for the periods then ended in each of Argentina, Brazil and Mexico, as the case may be.

                         (c)  A list of the reserves included in the
          Financial Statements and Regional Financial Statements (in U.S. GAAP and Local GAAP) together with a detailed description of the matters covered by each such reserve will be provided to Purchaser as Schedule 4.7(c) to this Agreement no later than May 10, 1995.

                    Section 4.8 No Undisclosed Liabilities. Except as reflected or reserved against in the Financial Statements or Regional Financial Statements and for matters covered by the Insurance Agreement, neither Sellers nor any of their affiliates have any liabilities of any nature (whether accrued, absolute, contingent or otherwise) relating to the Business, except for liabilities incurred in the ordinary course of business since December 31, 1994 which would not, individually or in the aggregate, have a Material Adverse Effect.

                    Section 4.9 Accounts Receivable. All accounts receivable included in the Designated Assets represent sales actually made in the ordinary course of business and represent the legal, valid and binding obligations of the obligors thereon. The Financial Statements and Closing Balance Sheet contain, as of their respective dates, adequate and sufficient reserves for bad debts in respect of accounts receivable of the Business.

                    Section 4.10 Inventory. All of the inventories included in the Designated Assets consist of a quality and quantity useable and saleable in the ordinary course of business (it being understood that a product shall be considered unsaleable if its remaining shelf life is less than six months). Inventories of the Business are valued in the Financial Statements and Closing Balance Sheet at the lower of cost or market, with obsolete or below-standard quality materials having been written off.

                    Section 4.11 Absence of Certain Changes. Since December 31, 1994, except as disclosed in Schedule 4.11 and except for the Restructuring and the transactions contemplated hereby, neither Sellers nor any of their affiliates has (i) taken any of the actions set forth in
          Section 6.1 except as permitted thereunder, or (ii) in connection with the Business, entered into any transaction, or conducted its business or operations, other than in the ordinary course of business consistent with past practice. Since December 31, 1994, there has not been any material adverse change in the business, results of operations (on an annualized basis) or financial condition of the Business.

                    Section 4.12  Intellectual Property.

                         (a)  Except as set forth on Schedule 4.12(a)
          or to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (1) Subject to the provisions of Section 6.16, Dow Argentina, Lepetit Brazil, Lepetit Mexico and LAPI own, or are licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of Business; (2) to the knowledge of Sellers, the use of Intellectual Property in the conduct of the Business does not infringe on or otherwise violate the rights of any person; (3) to the knowledge of Sellers, no product (or component thereof or process) used, sold or manufactured by and/or for, or supplied to, the Business infringes or otherwise violates the Intellectual Property of any other person; (4) to the knowledge of Sellers, no person is challenging (by way of opposition, interference, cancellation, arbitration, interference, nullity, or other similar proceedings), infringing on or otherwise violating any right with respect to any Intellectual Property used in or necessary for the conduct of the Business; and (5) all trademarks, service marks, certification marks and similar marks used in or necessary for the conduct of the Business are properly registered in each jurisdiction where such trademarks are used by the Business. For purposes of this Agreement "Intellectual Property" shall mean, without limitation, trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, division, continuations, continuations, reexaminations in part and renewal applications), and any renewals, extensions, reexaminations or reissues thereof, in any jurisdiction; nonpublic information, invention disclosure, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights such as mask works or seed rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

                         (b)  Set forth on Schedule 4.12(b) are all
          the patents, applications for patents (including, without limitation, division, continuations, continuations in part and renewal applications), or any renewals, extensions, reexaminations or reissues thereof, in any jurisdiction, which are used in or necessary for the conduct of the Business.

                         (c)  Schedule 4.12(c) sets forth a true and
          complete list of all trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application which are used in or necessary for the conduct of the Business.

                    Section 4.13   Tax Matters.

                         (a) As used in this Agreement, the following terms shall have the following meanings:

                              (i) "Tax" means any (including, but not
          limited to, Argentine, Brazilian, Mexican, or U.S.) ad valorem, alternative or add-on minimum, capital stock, custom duty, disability, employment, environmental, estimated, excise, franchise, governmental fee or other like assessment or charge of any kind whatsoever, gross receipts, income, license, occupation, payroll, premium, profits, property (including real, personal, and intangible), registration, sales, severance, social security (or similar), stamp, transfer, unemployment, use, value-added, windfall profits, withholding, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                              (ii) "Tax Return" means any return,
          declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                             (b)  There are no Liens on any of the
          Designated Assets that arose in connection with any failure (or alleged failure) to pay any Tax due prior to the Closing Date. To Sellers or any of their affiliates knowledge, there are no facts or circumstances that could give rise to such a Lien or support the imposition by any Tax authority of transferee Tax liability with respect to the Business or the Designated Assets. The purchasers of the Designated Assets will not be liable for any Tax Liability related to the business or operations of Sellers or any of their affiliates relating to a taxable period ending on or before the Closing Date, other than those Tax Liabilities of the Transferred Subsidiaries for which Purchaser and its affiliates are indemnified as provided in Section 9.3 hereof.

                         (c) Except as set forth in Schedule 4.13(c), the Transferred Subsidiaries each have filed, been included in or sent, all material Tax Returns required to be filed or sent by or relating to any of them relating to any Taxes with respect to any material income, properties or operations of the Transferred Subsidiaries. As of the time of filing, such Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Transferred Subsidiaries and any other material information required to be shown therein. The Transferred Subsidiaries have timely paid or made provision for all material Taxes that have been shown as due and payable on the Tax Returns that have been filed. The Transferred Subsidiaries have made or will make provision for all material Taxes payable for any periods that end before the Closing Date for which no Tax Returns have yet been filed and for any periods that begin before the Closing Date and end after the Closing Date to the extent such Taxes are attributable to the portion of any such period ending at the Closing Date. The charges, accruals and reserves for Taxes reflected on the books of the Transferred Subsidiaries are adequate under U.S. GAAP or Local GAAP, as the case may be, to cover the Tax liabilities accruing or payable by the Transferred Subsidiaries in respect of periods prior to the date hereof. None of the Transferred Subsidiaries are delinquent in the payment of any material Taxes or has requested any extension of time within which to file or send any material Tax Return (other than extensions granted to the Transferred Subsidiaries for the filing of their Tax Returns as set forth in Schedule 4.13(c)), which Tax Return has not since been filed or sent. No material deficiency for any Taxes has been proposed, asserted or assessed in writing against the Transferred Subsidiaries (or any member of any affiliated or combined group of which the Transferred Subsidiaries are or has been a member for which any of the Transferred Subsidiaries could be liable) other than those Taxes being contested in good faith by appropriate proceedings and set forth in Schedule 4.13(c) (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed, asserted or assessed and the amount thereof, and the taxable year in question). None of the Transferred Subsidiaries have granted any extension of the limitation period applicable to any material Tax claims other than those Taxes being contested in good faith by appropriate proceedings. None of the Transferred Subsidiaries are subject to liability for Taxes of any person (other than the Transferred Subsidiaries), including, without limitation, liability arising from the application of any provision analogous to U.S. Treasury Regulation Section 1.1502-6. None of the Transferred Subsidiaries are or has been a party to any material Tax sharing agreement with any corporation. To the knowledge of Sellers or any of their affiliates, no claim has been made by an authority in a jurisdiction where any of the Transferred Subsidiaries do not file Tax Returns that such entities are or may be subject to taxation by that jurisdiction. Schedule 4.13(c) (i) lists all federal, state, local, and foreign income Tax Returns filed by the Transferred Subsidiaries for taxable periods ended on or after December 31, 1988, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Purchaser correct and complete copies of all income Tax Returns, examination reports in the records of Sellers or any of their affiliates as of the date of this Agreement or the Closing Date, and statements of deficiencies assessed against or agreed to by the Transferred Subsidiaries, if any, since December 31, 1984.

                    Section 4.14  Contracts and Commitments.

                         (a)  Schedule 4.14(a) lists each of the
          following contracts and agreements of Sellers or any of their affiliates relating to the Business (such contracts and agreements being "Material Contracts"):

                              (i)  any collective bargaining
               agreement;

                              (ii)  any employee agreement with
               any employee;

                              (iii)  any contract entered into in
               the ordinary course of business which involves the payment or receipt of an amount in excess of $250,000 or any contract entered into outside of the ordinary course of business which involves the payment or receipt of an amount in excess of $50,000;

                              (iv)  any credit agreement, loan
               agreement, indenture, note, mortgage, security agreement, loan commitment, evidence of indebtedness, or other contract relating to the borrowing of a material amount of funds;

                              (v)  any lease of real property
               that is material to the Business;

                              (vi)  any contract outside the
               ordinary course of business granting to any Person a right of first refusal or option to purchase or acquire any material assets; and

                              (vii)  any agreement, contract or
               commitment exclusively between or among TDCC and/or one or more affiliates of TDCC.

                         (b)  Sellers have heretofore furnished or
          made available to Purchaser complete and correct copies of the Material Contracts, each as amended or modified to the date hereof (including any waivers with respect thereto). Since December 31, 1994, there have been no transactions between Sellers and their affiliates, on the one hand, and the other parties to the Material Contracts or any of their respective affiliates, on the other hand, other than transactions in the ordinary course of business consistent with past practice pursuant to and in accordance with the terms of the Material Contracts. Each of the Material Contracts is in full force and effect and enforceable in accordance with its terms. Except for the possible termination of the business arrangements with Astra as a result of the transactions contemplated hereby, neither Sellers nor any of their affiliates has received any notice (written or oral) of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Material Contracts. No Material Contract is the subject of, or has been threatened to be made the subject of, any arbitration, suit or other legal proceeding. With respect to any Material Contract which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Material Contract is exercised, neither Sellers nor any of their affiliates has received any notice (written or oral), or otherwise has any knowledge, that any such Material Contract will not be, or is not likely to be, so renewed or that any such extension option will not be exercised. There exists no event of default or occurrence, condition or act on the part of Sellers or any of their affiliates or, to the knowledge of Sellers, on the part of the other parties to the Material Contracts which constitutes or would constitute (with notice or lapse of time or both) a breach of or default under any of the Material Contracts. Except as set forth in Schedule 4.14(b), the execution, delivery and performance by Sellers and the Transferred Subsidiaries of this Agreement and the consummation of the transactions contemplated hereby (including the Restructuring) do not and will not conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or require any consent under, or give rise to any right of termination, cancellation, or loss of any benefit to which the Business is entitled under any provision of any Material Contract.

                    Section 4.15 Labor Relations. No collective bargaining agreement is being negotiated by TDCC or any of its affiliates with respect to any of the employees of the Business. Except as previously disclosed to Purchaser, to the knowledge of Sellers, there are no activities or proceedings of any labor union to organize any of the employees of the Business. There is no labor dispute, strike or work stoppage against the Business pending or, to the knowledge of Sellers, threatened which may interfere with the Business, except where such dispute, strike or work stoppage would not reasonably be expected to have a Material Adverse Effect on the Business.

                    Section 4.16  Employee Benefit Plans.   Schedule
          4.16 identifies each "Employee Benefit Arrangement", including any employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering Employees (as defined below), which Sellers or any of their affiliates maintains, or to which Sellers or any of their affiliates contributes. Such schedule is complete and accurate in all material respects. All Employee Benefit Arrangements comply in all material respects with applicable law. Neither Sellers nor any of their affiliates have any obligations with respect to the Employees for retiree health and life benefits under any Employee Benefit Arrangement. There are no Employee Benefit Arrangements providing pension, retirement or other similar benefits other than those Employee Benefit Arrangements in connection with which Sellers or their affiliates make contributions as required by applicable law. With respect to each Employee Benefit
          Arrangement: (i) Sellers and their affiliates are in compliance in all material respects with the terms of such Employee Benefit Arrangement and with the requirements prescribed by applicable law; (ii) except as disclosed on
          Schedule 4.16, there are no material actions or proceedings (other than routine claims for benefits) pending or, to the knowledge of Sellers, threatened, with respect to any Employee Benefit Arrangement; and (iii) all contributions to each Employee Benefit Arrangement that may have been required to be made in accordance with the terms of the Employee Benefit Arrangement and applicable law, have been timely made. None of the Employee Benefit Arrangements is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The aggregate amount of outstanding loans made by Sellers or any of their affiliates to officers, directors or other managerial employees of the Business is less than $100,000. Schedule 4.16 sets forth a true and complete list of all agreements (other than agreements with respect to the loans referred to in the preceding sentence) between Sellers or any of their affiliates, on the one hand, and any officer, director or other managerial employee of the Business, on the other hand. As used in this Agreement, "Employees" means all employees of the Business employed immediately prior to the Closing and identified on Schedule 4.16 (which Schedule accurately sets forth the wage, salary or other compensation currently paid to each such Employee).

                    Section 4.17 Absence of Litigation. Except as set forth on Schedule 4.17, there is no action, suit, claim, investigation or proceeding pending against, or to the knowledge of Sellers, threatened against or affecting, TDCC or any of its affiliates, the Business or the Designated Assets before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby; or (iii) alleges criminal action or inaction relating to the Business or the Designated Assets. As of the date hereof, neither any aspect of the Business nor any of the Designated Assets is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

                    Section 4.18 Compliance. Neither Sellers nor any of their affiliates is in violation of, or has violated, in any such case in connection with the conduct of the Business, any applicable provisions of (i) any laws, rules, statutes, orders, ordinances or regulations (including, without limitation, those relating to the protection of the environment or the discharge of hazardous materials) or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligations to which LAPI, Dow Argentina or any Transferred Subsidiary is a party or by which LAPI, Dow Argentina, any Transferred Subsidiary or any of the Designated Assets are bound or affected, which, individually or in the aggregate, would result or reasonably be expected to result in a Material Adverse Effect.

                    Section 4.19  Designated Assets; Good Title
          Conveyed, Etc. All properties and assets (tangible and intangible), rights and other items utilized or necessary in the conduct of the Business are included in the Designated Assets, and such tangible assets are, in the aggregate, in good condition and, if applicable, in good working order, ordinary wear and tear excepted. Sellers and their affiliates have complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Purchaser, and upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire, good, valid and marketable title to, the Designated Assets, free and clear of all Liens, except for Liens which in the aggregate would not have a Material Adverse Effect (it being understood and agreed that title to the Designated Assets of the Transferred Subsidiaries will not be transferred directly but indirectly through the transfer to Purchaser of the Shares). Sellers and their affiliates have complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Purchaser, and upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire, good, valid and marketable title to, the Shares, free and clear of all Liens. The bills of sale, deeds, endorsements, assignments and other instruments to be executed and delivered to Purchaser by Sellers at the Closing will be valid and binding obligations of Sellers enforceable in accordance with their terms.

                    Section 4.20 Brokers and Finders. No broker or finder has acted directly or indirectly for Sellers or any of their affiliates in connection with this Agreement or the transactions contemplated hereby, except for Morgan Stanley & Co. Incorporated ("Morgan Stanley"), whose fees and expenses will be paid by TDCC.


                        Section 4.21 Insurance. Schedule 4.21 sets forth a complete and correct list of all insurance policies
          (including a brief summary of the nature and terms thereof and any amounts paid or payable to the Business) providing coverage in respect of the Business and the Designated
          Assets. Each such policy is in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice or present claims which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The coverage provided by such policies is adequate and sufficient, in nature, scope and amount, in accordance with applicable good risk management practice.

                    Section 4.22  Product Matters.

                         (a)  Schedule 4.22 sets forth a complete and
          correct list of all products that are, directly or indirectly, being researched in human subjects or distributed for commercial sale by Sellers or any of their affiliates in connection with the Business (the "Products")(including, on such Schedule 4.22, a list of all Licenses (as defined below) for each Product that have been obtained by Sellers or any of their affiliates, or form the basis for manufacturing, distribution, sale or human research of a Product by Sellers or any of their affiliates).

                         (b)  (i) With respect to each Product: (A)
          Sellers and their affiliates have obtained all applicable approvals, clearances, authorizations, licenses and registrations required by applicable governments or government agencies, to permit the manufacture, distribution, sale, marketing or human research of such Product (collectively, "Licenses"); (B) Sellers and their affiliates are in full compliance with all terms and conditions of each License in each country in which such Product is marketed, and with all requirements pertaining to the manufacture, distribution, sale or human research of such Product which is not required to be the subject of a License; and (C) Sellers and their affiliates are in full compliance with all applicable requirements (as set forth in relevant statutes and regulations) regarding registration, licensure or notification for each site (in any country) at which such Product is manufactured, processed, packed, held for distribution or from which it is distributed; (ii) all manufacturing operations performed in connection with the Business have been and are being conducted in full compliance with applicable good manufacturing practice;
          (iii) all nonclinical laboratory studies sponsored by Sellers or any of their affiliates in connection with the Business have been and are being conducted in full compliance with applicable good laboratory practice regulations; and (iv) TDCC and its affiliates are in full compliance with all reporting requirements for all Licenses or plant registrations described in the preceding clauses
          (b)(i)(A) and (b)(i)(C); except, in the case of the preceding clauses (b)(i)(A) through (b)(i)(C), inclusive,
          (b)(ii), (b)(iii) and (b)(iv), for any such failures to obtain or noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                    Section 4.23  Product Liability.

                         (a) Except as set forth on Schedule 4.23(a), there are not presently pending, or to the knowledge of Sellers, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any alleged failure to warn or alleged breach of express or implied warranties or representations, relating to any product manufactured, distributed, or sold by or on behalf of the Business.

                         (b)  To the knowledge of Sellers, except as
          set forth on Schedule 4.23(b), since January 1, 1991, there have not been any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters pending, or to the knowledge of Sellers, threatened, against TDCC or any of its affiliates relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any alleged failure to warn or alleged breach of express or implied warranties or representations, relating to any product manufactured, distributed, or sold by or on behalf of the Business.

                         (c) Except as set forth on Schedule 4.23(c), since January 1, 1991, there have not been any product recalls, reworks or post-sale warnings ("Recalls") by TDCC or any of its affiliates relating to any product manufactured, distributed, or sold by or on behalf of the Business, or any investigation or consideration of or decision made by Sellers or any of their affiliates, or to the knowledge of Sellers, by any other person, concerning whether to undertake or not to undertake any Recall.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

                    Purchaser represents and warrants to Sellers as follows:

                    Section 5.1  Corporate Organization, Etc.
          Purchaser is a societe anonyme duly organized, validly existing and in good standing under the laws of France. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not in the aggregate materially interfere with the consummation by Purchaser of the transactions contemplated by this Agreement.

                    Section 5.2  Authorization; Enforceability.
          Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been, and the performance of this Agreement and the consummation of the transactions contemplated hereby have been, duly and validly authorized by the Supervisory Board of Purchaser and no other corporate proceedings on the part of Purchaser are or will be necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

                    Section 5.3 Non-Contravention; Required Filings and Consents. (a) The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not
          (i) contravene or conflict with the Certificate of Incorporation or By-Laws or the equivalent organizational documents of Purchaser; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (b) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser or any of its properties or assets; (iii) result in the creation or imposition of any Lien on any asset of Purchaser; or (iv) result in the breach of any material contract binding upon Purchaser; except in the case of clauses (ii), (iii) or (iv) above for any such contraventions, conflicts, violations, Liens or breaches which would not individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

                         (b)  The execution, delivery and performance
          by Purchaser and the consummation of the transactions contemplated hereby by Purchaser require no action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) filings with the appropriate antitrust authorities in Brazil and Mexico in connection therewith; (ii) filings with and the approval of the Federal Investment Bureau in Mexico; (iii) filings and approvals with respect to the transfer of certain product registrations in Argentina; (iv) such other filings with and approvals of governmental authorities in Brazil Mexico and Argentina as may be agreed to by Sellers and Purchaser between the date hereof and the Closing Date; and (v) such actions or filings which, if not taken or made, would not individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

                    Section 5.4 Availability of Purchase Price at Closing. At Closing, Purchaser shall have sufficient funds available for the payment of the Purchase Price.

                    Section 5.5 Brokers and Finders. No broker or finder has acted directly or indirectly for Purchaser or any of its affiliates in connection with this Agreement or the transactions contemplated hereby, except for J.P. Morgan & Co., whose fees and expenses will be paid by Purchaser.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

                    Purchaser, on one hand, and Sellers and the Transferred Subsidiaries, on the other hand, hereby covenant and agree as follows:

                    Section 6.1 Conduct of the Business. Except as otherwise expressly provided in this Agreement or as may be required to effect the Restructuring, during the period from the date hereof until the completion of the Closing, Sellers shall, and shall cause their affiliates to, conduct the Business according to its ordinary course of business consistent with past practice, and Sellers shall, and shall cause their affiliates to, use their respective best efforts to preserve intact the business organization of the Business, to keep available the services of the officers (except for those from whom Purchaser has requested a resignation) and employees of the Business and to maintain existing relationships of the Business with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with the Business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as may be required to effect the Restructuring, prior to the completion of the Closing, in connection with the Business, Sellers shall not, and shall cause their affiliates not to, without the prior written consent of Purchaser:

                         (a)  amend or propose to amend the
          certificate or articles of incorporation or by-laws or equivalent organizational documents of any of the Transferred Subsidiaries;

                         (b)  authorize for issuance, issue, sell,
          deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) of any of the Transferred Subsidiaries or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

                         (c)  split, combine or reclassify any shares
          of the capital stock of any of the Transferred Subsidiaries, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of such capital stock, or redeem, repurchase or otherwise acquire any of the securities of any of the Transferred Subsidiaries;

                         (d)  (i) except for drawing on existing
          working capital facilities in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or, except in the ordinary course of business consistent with past practice, assume, guarantee or endorse the obligations of any other person; (ii) make any loans, advances or capital contributions to, or investments in, any other person other than short-term investments of cash on hand in the ordinary course of business; (iii) pledge or otherwise encumber shares of capital stock of any of the Transferred Subsidiaries; or (iv) except in the ordinary course of business consistent with past practice, mortgage or pledge any of any assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

                         (e)  except for actions taken by TDCC or its
          affiliates (other than Sellers and subsidiaries thereof), enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or (except, in the case of employees who are not officers or directors, for normal compensation increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, restricted stock, stock appreciation rights or performance units);

                         (f)  acquire, sell, lease or dispose of any
          assets outside the ordinary course of business or any assets which in the aggregate are material to the Business or enter into any contract, agreement, commitment or transaction outside the ordinary course of business consistent with past practice;

                         (g)  change any of the accounting principles
          or practices used in connection with the Business except as required to be changed at such time pursuant to Local GAAP;

                         (h)  (i) acquire (by merger, consolidation,
          or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) authorize any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000; (iii) settle any litigations for amounts in excess of the greater of $20,000 or the amount reserved therefor individually or $100,000 in the aggregate; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                         (i)  make any tax election or settle or
          compromise any tax liability;

                         (j)  pay, discharge or satisfy any claims,
          liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Balance Sheet (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

                         (k)  terminate, modify, amend or waive
          compliance with any provision of, any of the Material Contracts, or fail to take any action necessary (or, with respect to the business arrangements with Astra or Connaught, fail to use its reasonable efforts) to preserve the benefits of any Material Contract to the Business;

                         (l) revalue any assets (except in connection with the revaluation of assets due to currency fluctuations or devaluations in accordance with Local GAAP but including, without limitation, any revaluation of assets in connection with the Restructuring); or

                         (m)  take, or agree in writing or otherwise
          to take, any of the actions described above in Section 6.1 or any action which would make any of the representations or warranties of Sellers contained in this Agreement untrue or incorrect in a material respect or would result in any of the conditions set forth in Articles VII and VIII not being satisfied.

                    Section 6.2 Access to Information. Subject to applicable law and the confidentiality agreement between TDCC and Purchaser dated March 12, 1995 (the "Confidentiality Agreement"), between the date hereof and the Closing, Sellers shall, and shall cause their affiliates to, give Purchaser and its counsel, financial advisors, auditors, and other authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Business, shall and shall cause their affiliates to permit Purchaser and its counsel, financial advisors, auditors and other authorized representatives to make such inspections as Purchaser may reasonably require with respect to the Business and shall cause its and its affiliates' officers to furnish Purchaser or its representatives with such financial and operating data and other information with respect to the Business as Purchaser may from time to time request, provided, however, that nothing set forth in this provision shall require the provision of, or access to, internal TDCC cost or pricing information. No investigation pursuant to this Section 6.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereunder.

                    Section 6.3  Books and Records; Furnishing of
          Information.

                         (a)  After the Closing Date, Sellers shall
          and shall cause their affiliates to make available to Purchaser for inspection and copying at Purchaser's expense, at reasonable times after request therefor, any records, financial data and documents and information (relating to the Designated Assets and the Business) which may have been retained by TDCC or any of its affiliates (including, without limitation, any Tax Return information). In addition, Sellers shall and shall cause their affiliates to make available former employees of the Business employed by TDCC or its affiliates, as Purchaser shall from time to time reasonably request, to permit Purchaser to prepare any Tax Returns and in connection with any governmental examination of Tax Returns relating to the Designated Assets or the Business for periods from and after the Closing Date. After the Closing Date, Sellers shall not and shall cause their affiliates not to destroy or otherwise render unavailable any of the aforesaid records, documents, data and information without first offering them to Purchaser except that Sellers shall not be obligated to retain documents beyond their normal document retention period subject to Sellers' obligation to deliver books and records included in the Designated Assets.

                         (b) Upon the request of Purchaser (who shall be responsible for the reasonable costs and expenses related thereto), Sellers shall and shall cause their affiliates to make available, from time to time as reasonably required, employees, consultants, accountants and attorneys of the Business employed or retained by TDCC and its affiliates,
          (i) for the purposes of giving testimony or such other assistance as Purchaser may reasonably need for the preparation and defense or prosecution of any judicial or administrative actions or proceedings regarding the Business or the Designated Assets with respect to which Purchaser is responsible hereunder, or (ii) for any other reasonable purpose related to the transactions contemplated hereby.

                         (c)  From time to time prior to the Closing
          and subject to the terms of the Confidentiality Agreement, Sellers shall promptly provide to Purchaser such monthly and quarterly financial statements of the Business and of the Business as conducted in Brazil, Argentina and Mexico as are prepared by Sellers and their affiliates in the ordinary course of business.

                         (d)  Purchaser agrees that to the extent
          books and records of Sellers or their affiliates are delivered to it erroneously, it will return such books and records to TDCC within a reasonable time after discovery thereof and in the interim Purchaser will maintain the confidentiality of such books and records.

                    Section 6.4 Delivery of Disclosure Schedules. Sellers shall deliver to Purchaser all Schedules to this Agreement no later than May 15, 1995.

                    Section 6.5 Supplements to Disclosure Schedule. From time to time prior to the Closing, Sellers will promptly supplement or amend the Schedules with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the attached Schedules. No supplement or amendment of the attached Schedules made pursuant to this Section 6.5 shall be deemed to cure any breach of any representation or warranty made in this Agreement.

                    Section 6.6  Sellers' Agreement Regarding
          Confidentiality. (a) Sellers covenant that, after the Closing, they will not, and will not permit any of their affiliates to, without the prior written consent of Purchaser, disclose to any person confidential information relating to or concerning the Designated Assets or the Business (the "Confidential Information"), except to its or their officers, directors, employees and representatives who need to know such information for purposes of taxes, accounting, pending litigation and other matters necessary in respect of Sellers' ownership, prior to the Closing Date, of the Designated Assets or the Business, unless in the opinion of Seller's outside counsel, disclosure is required to be made under applicable law. In the event that any of TDCC or any of its affiliates is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Confidential Information, Sellers will provide Purchaser with prompt notice of such request or demand or other similar process so that Purchaser may seek an appropriate protective order or, if such request, demand or other similar process is not mandatory, waive Sellers' or their affiliates' compliance with the provisions of this
          Section 6.6, as appropriate.

                         (b) The term "Confidential Information" does not include information which (i) becomes generally available to the public other than as a result of disclosure by Sellers or any of their affiliates, or (ii) becomes available to Sellers or their affiliates on a non-confidential basis from a source other than the Business, provided that such source is not bound by a confidentiality agreement with or other obligation of confidentiality to Purchaser, the Business or their respective representatives.

                         (c)  For purposes of this Section 6.6,
          Sellers and their affiliates shall include any of their respective directors, officers, employees and representatives.

                    Section 6.7  Reasonable Best Efforts; Local
          Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties hereto shall cooperate with one another: (i) in the preparation and filing of any required filings under the laws referred to in Sections 4.6(b) and 5.3(b); (ii) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement; (iii) in seeking timely to obtain any such actions, consents and waivers and to make any such filings (including with respect to the transfer of product import registrations in Argentina); and (iv) in negotiating alternative arrangements in the event a governmental consent, permit, authorization or registration required pursuant to the transactions contemplated hereby is not obtained on a timely basis, with the understanding that such arrangements will be designed so as to put the parties in a position as close as practicable to that which they would have been in had such consent, permit, authorization or registration been obtained. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall promptly take all such necessary action.

                         (b)  To the extent that any party hereto
          shall reasonably request, the parties shall prepare and execute, with the assistance and advice of local counsel, additional agreements reflecting the fundamental terms of this Agreement in accordance with the requirements (including language) Argentine, Brazilian, Mexican and, if applicable, other local laws and customs. Notwithstanding the foregoing, the parties agree that this Agreement sets forth the complete agreement and understanding of the parties with respect to the matters set forth herein and, to the fullest extent permitted by law, shall be controlling in the event of any conflict or inconsistency between the provisions hereof and the provisions of any of such local agreements.

                    Section 6.8  Covenant Not to Compete; No
          Solicitation.

                         (a)  For a period of five years after the
          Closing Date, Sellers shall not, and shall cause their affiliates not to, engage, in Mexico, Central America or South America (the "Territory"), in the development (as used herein, development shall mean those activities intended to bring a product to market and does not include inventions, discoveries or the like), registration, formulation, sale or distribution of pharmaceutical products in final form suitable for human consumption ("Final-Form Pharmaceutical Products"), provided, however that nothing set forth herein shall prohibit Sellers or any of their affiliates from: (i) the development, registration, manufacture, sale or distribution of fine chemicals for pharmaceutical use in the Territory; (ii) the manufacturing or toll-manufacturing outside of the Territory of third party Final-Form Pharmaceutical Products (other than Final-Form Pharmaceutical Products under development, or being manufactured, sold or distributed, by the Business on the Closing Date) for resale or distribution in the Territory by such third party; or (iii) the development, registration, formulation or manufacture outside of the Territory, of intermediates, components or bulk versions of Final-Form Pharmaceutical Products (other than Final-Form Pharmaceutical Products under development, or being manufactured, sold or distributed, by the Business on the Closing Date) that may be sold or distributed by third parties in the Territory.

                         (b)  For a period of five years after the
          Closing Date, Sellers shall not, and shall cause their affiliates not to, solicit to employ any of the current management employees of the Business so long as they are employed by the Business.

                    Section 6.9 Public Announcements. A designated representative of Purchaser and a designated representative of Sellers will consult with each other before issuing any press release or otherwise making any public statements (other than internal communications with employees) with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by applicable rules of any securities exchange.

                    Section 6.10 Transition Services; Real Property Leases. Prior to the Closing, Purchaser and one of the Sellers or an affiliate designated by Sellers (for the purposes of this Section 6.10, each a "Service Provider" or a "Lessor," as the case may be) shall negotiate the definitive terms of a transition services agreement (the "Transition Services Agreement") and certain real property leases (the "Real Property Leases"). On the Closing Date, the relevant Service Provider or Lessor, shall enter into the Transition Services Agreement and the Real Property Leases.

                         (a)  Transition Services Agreement.

                              (i)  Prior to the Closing,
               Purchaser and the relevant Service Provider shall determine (A) each type of transition service to be provided by the relevant Service Provider to Purchaser and its affiliates after the Closing and
               (B) the period of time following the Closing that each type of transition service is to be provided. From and after the Closing Date, Purchaser shall update the relevant Service Provider ten business days before the beginning of each calendar quarter with respect to its projected future needs for each type of transition service for the next year.

                              (ii)  In consideration for such
               transition services, Purchaser, or the applicable affiliate of Purchaser, will pay the relevant Service Provider an amount equal to such Service Provider's costs and expenses, including wages, benefits and other actual costs, incurred by such entity in connection with the performance of such transition services and determined on a basis consistent with past practice plus (A) a mark-up of 20% during the first year that such services are provided after Closing and (B) a mark-up of 40% thereafter.

                              (iii)  Insofar as the relevant
               Service Provider requires data, documents, information or materials of any nature to be furnished by Purchaser and its affiliates or requires the cooperation of Purchaser and its affiliates or their personnel, Purchaser agrees to furnish such items, to provide such cooperation and to direct its personnel in such manner as may be reasonably necessary in order to assist the relevant Service Provider in performing such transition services in a prompt manner.

                              (iv)  The provision of each type of
               transition service pursuant to the Transition Services Agreement shall be terminable at Purchaser's option at any time upon four months' written notice to the relevant Service Provider.

                         (b)  Mexico Lease.  Purchaser intends to
          lease the Cuernavaca site on the following terms:

                              (i)  The term of the lease shall be
               a maximum of five years subject to Purchaser's right to terminate the lease at any time upon one year's notice to the Lessor thereof.

                              (ii)  Annual rent under the lease
               shall be the Mexican Peso equivalent of $600,000, determined as of the second business day prior to the Closing Date by reference to a mutually agreeable official exchange rate, to be paid on a quarterly basis (the "Initial Mexico Rent"). The Initial Mexico Rent shall be adjusted semi-annually for changes in the Banxico Index or other index as mutually agreed between lessee and Lessor (the "Adjusted Mexico Rent"); provided, however, that should the Banxico Index (or such other mutually agreeable index) change by more than 25% during the six month period between (x) the date upon which the Initial Mexico Rent or Adjusted Mexico Rent, as the case may be, is determined and
               (y) the first date or next date, as the case may be, upon which the Adjusted Mexico Rent is determined, the rent under the lease for such period shall be retroactively adjusted as if it had been adjusted quarterly rather than semi-annually, and subsequent adjustments shall be made on a quarterly basis until such time as the change in the index during a subsequent six month period does not exceed 25% (at which time such adjustments shall again be made semi-annually).

                         (c)  Brazil Lease.  Purchaser intends to
          lease the Santo Amaro site on the following terms:

                              (i)  The term of the lease shall be
               a maximum of four years and nine months subject to Purchaser's right to terminate the lease at any time upon one year's notice to the Lessor thereof.

                              (ii)  Annual rent under the lease
               shall be the Brazilian Real equivalent of $3,500,000, determined as of the second business day prior to the Closing Date by reference to a mutually agreeable official exchange rate, to be paid on a quarterly basis (the "Initial Brazil Rent"). The Initial Brazil Rent shall be adjusted semi-annually for changes in the ICPR Index or other index as mutually agreed between Lessor and lessee (the "Adjusted Brazil Rent"); provided, however, that should the ICPR Index (or such other mutually agreeable index) change by more than 25% during the six month period between (x) the date upon which the Initial Brazil Rent or Adjusted Brazil Rent, as the case may be, is determined and
               (y) the first date or next date, as the case may be, upon which the Adjusted Brazil Rent is determined, the rent under the lease for such period shall be retroactively adjusted as if it had been adjusted quarterly rather than semi-annually, and subsequent adjustments shall be made on a quarterly basis until such time as the change in the index during a subsequent six month period does not exceed 25% (at which time such adjustments shall again be made semi-annually).

                    Section 6.11 Post Closing Services to Sellers. If Sellers or any of their affiliates require assistance in connection with any of the Excluded Liabilities after the Closing Date, then upon request Purchaser will allow reasonable access to employees and records of the Business related to such Excluded Liabilities. Sellers or their affiliates will pay Purchaser's costs in providing such assistance.

                    Section 6.12  Intercompany Agreements and
          Arrangements. Sellers shall, and shall cause their affiliates to, cancel, effective as of the Closing Date, all intercompany agreements or arrangements (including, without limitation, intercompany assets and liabilities relating to financing activities which shall be paid or repaid, as the case may be, prior to Closing) relating to, binding upon or affecting the Transferred Subsidiaries or the Designated Assets other than those intercompany agreements or arrangements that Sellers and Purchaser agree shall remain in effect after the Closing.

                    Section 6.13 Notification of Certain Matters. Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (i) the occurrence, or non-occurrence, of any event known to them the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                    Section 6.14  Transfer Taxes.  Sellers and
          Purchaser shall share equally all Taxes imposed upon the transfer of the Designated Assets to Purchaser (other than any such Taxes arising out of or relating to the Restructuring). If a Seller pays a value added tax in any jurisdiction in connection with the transactions contemplated hereby, and such Seller transfers the benefit of such value added tax to Purchaser, upon realization of such benefit, Purchaser shall pay to such Seller an amount equal to such benefit.

                    Section 6.15 Employee Matters. Purchaser shall cause the Transferred Subsidiaries to offer to continue the employment, in comparable positions, of (i) all active Employees on the Closing Date or upon the return to active employment, in accordance with the provisions of the Business' employment policies (as in effect on the date hereof), of any Employee who is, on the Closing Date, on disability or medical leave or on nonmedical leave, and (ii) the employees identified on Schedule 6.15; provided, however, that the foregoing shall not obligate Purchaser or any Transferred Subsidiary to continue the employment of any such Employee or employee for any minimum period of time.

                    Section 6.16 Name Change. (a) Within 90 days after the Closing, Purchaser shall cause the Transferred Subsidiaries to delete "DOW" from their respective company names (to the extent such names include "DOW") and within the same 90 days initiate any necessary legal filings with the appropriate local governmental authority to effectuate a name change to, and to thereafter use only, a new name that does not contain DOW or a name confusingly similar to DOW in English or any other language. Within 12 months of the Closing or as soon as practicable thereafter with respect to matters requiring the action of third parties, Purchaser will also cause the Transferred Subsidiaries to replace their current names (to the extent such current names include DOW) to their new company name on all stationery, business cards, real and personal property, directories, labels, advertising and promotional material, drug registrations and any and all applications, registrations or other documents filed or to be filed with international, national and local governmental offices, agencies or authorities in any country.

                    (b) Within 90 days after the Closing, Sellers shall cause their affiliates to delete "Lepetit" and "Merrell" from their respective company names (to the extent used therein) and within the same 90 days initiate any necessary legal filings with the appropriate local governmental authority to effectuate a name change to, and to thereafter use only, a new name that does not contain Lepetit or Merrell or a name confusingly similar thereto in English or any other language. Within 12 months of the Closing or as soon as practicable thereafter with respect to matters requiring the action of third parties, Sellers will also cause their affiliates to replace their current names (to the extent such current names include Lepetit or Merrell) to their new Company name on all stationery, business cards, real and personal property, directories, labels, advertising and promotional material, drug registrations and any and all applications, registrations or other documents filed or to be filed with international, national and local governmental offices, agencies or authorities in any country.

                                   ARTICLE VII

                       CONDITIONS TO SELLERS' OBLIGATIONS

                    The obligation of Sellers to effect the Closing shall be subject to the satisfaction at or before the Closing of each of the following conditions, unless waived in writing by Sellers:

                    Section 7.1 Representations and Warranties True. Each of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct and each of the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (or, in the case of any representation and warranty made as of a specified date, as of such date).

                    Section 7.2 Performance. Purchaser shall have performed and complied with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

                    Section 7.3 No Injunction. On the Closing Date, there shall not be in effect any order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or action shall have been issued or taken by any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which TDCC or any of its affiliates, directly or indirectly, has material assets or operations.

                    Section 7.4  Waiting Periods.  Any applicable
          waiting periods contemplated by Sections 4.6(b)(i)-(iv) and 5.3(b)(i)-(iv) shall have expired or been terminated.

                    Section 7.5 Certificates. Purchaser shall have furnished Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Sellers.

                    Section 7.6 MMD Acquisition. Hoechst AG shall have acquired, directly or indirectly, shares of common stock of MMD representing not less than a majority of MMD's outstanding voting power (on a fully diluted basis).

                                  ARTICLE VIII

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

                    The obligation of Purchaser to effect the Closing shall be subject to the satisfaction at or before the Closing of each of the following conditions, unless waived in writing by Purchaser:

                    Section 8.1 Representations and Warranties True. Each of the representations and warranties of Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct and each of the representations and warranties of Sellers set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (or, in the case of any representation and warranty made as of a specified date, as of such date)

                    Section 8.2  Performance.  Sellers and the
          Transferred Subsidiaries shall have performed and complied with all of the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing.

                    Section 8.3 No Injunction. On the Closing Date, there shall not be in effect any order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or action shall have been issued or taken by any court of competent jurisdiction or other governmental body located or having jurisdiction within France or any country or economic region in which Purchaser or any of its affiliates, directly or indirectly, has material assets or operations.

                    Section 8.4  Waiting Periods.  Any applicable
          waiting periods contemplated under Sections 4.6(b)(i)-(iv) and 5.3(b)(i)-(iv) shall have expired or been terminated.

                    Section 8.5 No Material Adverse Change. There shall not have occurred, and Purchaser shall not have become aware of any fact that would reasonably be expected to result in, a material adverse change in the business, results of operations (on an annualized basis) or financial condition of the Business, other than (i) the effects of currency fluctuations and currency devaluations and (ii) the termination of business arrangements with Astra or Connaught as a result of the transactions contemplated hereby.

                    Section 8.6 MMD Acquisition. Hoechst AG shall have acquired, directly or indirectly, shares of common stock of MMD representing not less than a majority of MMD's outstanding voting power (on a fully diluted basis).

                    Section 8.7  Certificates.  Sellers and the
          Transferred Subsidiaries shall have furnished Purchaser with such certificates of their officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Purchaser.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

                    Section 9.1  Survival of Representations and
          Warranties. All representations and warranties made by Sellers in this Agreement shall survive the Closing Date and continue for a period of three years from the Closing Date, or until the termination and abandonment of this Agreement as provided herein; provided, that the representations and warranties contained in Section 4.13 shall survive the Closing Date and continue until the termination of any applicable statute of limitation, the representations and warranties contained in Section 4.19 shall survive the Closing Date and continue in perpetuity, and the representations and warranties contained in Sections 4.22 and 4.23 shall survive the Closing Date for a period of 10 years from the Closing Date. All representations and warranties made by Purchaser in this Agreement shall survive the Closing Date and continue for a period of one year thereafter. Any right of indemnification pursuant to this
          Article IX with respect to a claimed breach of a representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached (the "Termination Date"), unless on or prior to the Termination Date a Claim (as defined herein) has been made to the party from whom indemnification is sought. Provided that a Claim is timely made, it may continue to be asserted beyond the Termination Date of the representation and warranty to which such Claim relates. As used in this Agreement, a "Claim" means a written notice asserting a breach of a representation, warranty, covenant, agreement or obligation specified in this Agreement, which shall reasonably set forth, in light of the information then known to the party giving such notice, a description of and estimate (if then reasonable to make) of the amount involved in such breach. The covenants and agreements contained in this Agreement shall survive in accordance with their respective terms.


                    Section 9.2  General Indemnification.

                         (a)  After the Closing Date, Dow Mexico, Dow
          Argentina and Dow Brazil for themselves and their successors (collectively, the "Indemnitors") hereby agree, jointly and severally, to defend and, promptly upon the determination of the Damages (as defined below) arising from or relating to any Claim, to indemnify and hold harmless Purchaser and each parent, affiliate, subsidiary (including, after the Closing and without limitation, each Transferred Subsidiary), director, officer, employee, agent and representative of Purchaser (collectively, the "Purchaser Group"), as the case may be, from and against all demands, claims, actions or causes of action, assessments, losses, damages (including, without limitation, consequential and punitive damages), liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses (collectively, the "Damages") asserted against, resulting to, or imposed upon or incurred by any member of the Purchaser Group, directly or indirectly, by reason of, or resulting from, or which constitutes or arises out of: (i) any breach of any representation or warranty of Sellers contained in or made pursuant to this Agreement (it being understood and agreed that for purposes of determining whether a breach has occurred for purposes of this Section 9.2(a)(i) and for purposes of clause (x) of the proviso in this sentence, all materiality exceptions and qualifications to such representations and warranties shall be disregarded); (ii) any breach of any covenant or agreement of Sellers contained in or made pursuant to this Agreement; (iii) all Excluded Liabilities set forth in clause (i) of Section 2.3; (iv) all Excluded Liabilities set forth in clause (ii) of Section 2.3; (v) all Excluded Liabilities set forth in clauses (iii) and (iv) of Section 2.3; and (vi) all Damages arising out of or relating to the conduct of the Business or the ownership of the Designated Assets prior to the Closing (other than Damages incurred as a result of the matters set forth in clause 9.2(a)(iv)); provided, however, that there shall be no amount payable by Indemnitors pursuant to their indemnification obligations under (x) Sections 9.2(a)(i) and 9.2(a)(vi) in respect of the first $2 million of Damages determined to have been incurred as a result of the matters set forth in Sections 9.2(a)(i) and 9.2(a)(vi) by the Purchaser Group, after which the members of the Purchaser Group shall be entitled to all such Damages so incurred (net of insurance proceeds actually received by members of the Purchaser Group), but in no event more than an aggregate amount equal to $100 million; and (y) Section 9.2(a)(iv) in respect of Damages determined to have been incurred as a result of the matters set forth in Section 9.2(a)(iv) by the Purchaser Group to the extent and in the amount that such Damages were reserved for in Schedule 4.7(c) (less any amount by which such reserves have been reduced between the date of this Agreement and the Closing) or to the extent that insurance proceeds are actually received by members of the Purchaser Group in respect of such Damages. If the aggregate amount of Damages incurred by the Purchaser Group as a result of the matters set forth in Section 9.2(a)(iv) prior to the tenth anniversary of the Closing Date is less than the amount of reserves shown on Schedule 4.7(c) for Damages of the type contemplated by Section 9.2(a)(iv), Purchaser shall pay to Sellers, within 30 days following the tenth anniversary of the Closing Date, an amount equal to the excess of such reserves over such Damages (less any amount by which such reserves have been reduced between the date of this Agreement and the Closing). It is understood and agreed that following the Closing, Sellers shall control the defense of those matters referred to in Section 9.2(a)(iv) above; provided, however, that Sellers shall not, without Purchaser's prior written consent, settle or compromise any claim or consent to entry of any judgment relating to any such Third Party Claim, which settlement, compromise or judgment (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party, or its subsidiaries, affiliates, directors, officers, employees, agents or representatives against whom a Third Party Claim is asserted, a release from all liabilities in respect of such Third Party Claim or (B) provides for any nonmonetary damages which adversely affects the Business. Notwithstanding anything to the contrary set forth herein, the Indemnitors are not indemnifying Purchaser with respect to liabilities of the Business, if any, relating to the products referred to in Sections 6 and 8 of the Insurance Agreement.

                         (b) After the Closing Date, Purchaser hereby agrees to defend and, promptly upon the determination of the Damages arising from or relating to any Claim, to indemnify and hold harmless Sellers and each parent, affiliate, subsidiary, director, officer, employee, agent and representative of Sellers (collectively, the "Seller Group"), as the case may be, from and against all Damages asserted against, resulting to, or imposed upon or incurred by any member of the Seller Group, directly or indirectly, by reason of, or resulting from, or which constitutes or arises out of (i) any breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement (it being understood and agreed that for purposes of determining whether a breach has occurred for purposes of this Section 9.2(b)(i) and the proviso below, all materiality exceptions and qualifications to such representations and warranties shall be disregarded); (ii) any breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement; or (iii) all Designated Liabilities; provided, however, that there shall be no amount payable by Purchaser pursuant to its indemnification obligations under Section 9.2(b)(i) in respect of the first $2 million of Damages determined to have been incurred as a result of the matters set forth in
          Section 9.2(b)(i) by the Seller Group, after which the members of the Seller Group shall be entitled to all such Damages so incurred, but in no event more than an aggregate amount equal to $100 Million.

                         (c)  Nothing in this Section 9.2 shall be
          construed to affect the rights to reimbursement or indemnification under other provisions of this Agreement, notwithstanding that the matter for which reimbursement or indemnity is sought also constitutes a matter for which an indemnity could be sought under this Section 9.2; provided, however, that there shall not be any duplication of reimbursement or indemnification with respect to any such matter. Any indemnification obligation under this Article IX shall be increased such that the indemnification payment less any Taxes payable by the indemnified party with respect to such indemnification payment equals the Damages giving rise to such indemnification payment.

                         (d)   Notwithstanding anything to the
          contrary contained in this Agreement, Indemnitors acknowledge and agree that in the event Purchaser assigns, sells, transfers or otherwise disposes all or any part of the Shares, the Designated Assets or the Business subsequent to the Closing, Indemnitors' agreements and obligations to reimburse and/or indemnify any member of the Purchaser Group pursuant to any provisions of this Agreement, including, but not limited to, Section 9.2(a) and Section 9.3 shall continue and remain in full force and effect.

                    Section 9.3  Indemnification for Taxes.

                         (a)  Certain Defined Terms.  For purposes of
          this Section 9.3, the following terms shall have the following meanings (a term not specifically defined herein shall have the same meaning as set forth in other sections of this Agreement; provided, however, that for purposes of this Section 9.3 the term "Taxes" shall have the same meaning as defined in Section 4.13 excluding any Taxes required to be paid by Purchaser pursuant to Section 6.14):

                              (i)  "Adjusted Reserve Amount"
               means the aggregate reserves for claims for unpaid Taxes relating to periods ending on or before December 31, 1994 and for the Pre-Closing Short Period as shown on the Closing Balance Sheet as such reserves for Taxes are adjusted from time to time as described below.

                              (ii)  "Audit" includes any audit,
               assessment of Taxes, other examination by any Tax Authority (as defined herein), proceeding, or appeal of such proceeding relating to Taxes, whether administrative or judicial.

                              (iii)  "Pre-Closing Short Period"
               means the taxable period ending on the Closing
               Date.

                              (iv)  "Redetermination" shall mean
               any redetermination of any item of income, gain, loss, deduction, or credit or any other item affecting the Tax Liability of a Transferred Subsidiary for (A) a taxable period ending on or before the Closing Date or (B) the portion of the taxable year or period through and including the Closing Date in the case of any taxable year or period which commences before but ends after the Closing Date as a result of a final assessment, settlement, or compromise with any Tax Authority or a judicial decision that has become final.

                              (v)  "Redetermination Date" means
               the date of a Redetermination.

                              (vi)  "Redetermination Tax Loss"
               means any Tax Loss arising from or attributable to a Redetermination.

                              (vii)  "Restructuring Tax Loss"
               means any Tax Loss arising from or attributable to a Restructuring.

                              (viii)  "Tax Authority" includes
               any federal, state, local, or foreign or other governmental authority responsible for the administration of any Taxes (domestic, foreign, or possessions).

                              (ix)  "Tax Liability" shall mean
               the amount of Taxes due to a Tax Authority for a taxable period.

                              (x)  "Tax Loss" means any loss,
               cost or expense (including reasonable attorneys fees and costs), and any and all liabilities imposed on or incurred by the Purchaser Group in respect of any liability for Taxes, excluding consequential damages and salaries of employees of the Purchaser Group.

                         (b)  Preparation and Filing of Tax Returns.
          Sellers shall prepare or cause to be prepared and file all Tax Returns for each Transferred Subsidiary with respect to all taxable periods ending on or before the Closing Date; provided, however, that to the extent the parties agree, Sellers shall prepare or cause to be prepared any Tax Return, for those jurisdictions that permit a short-period Tax Return for the Pre-Closing Short Period. Purchaser shall prepare or cause to be prepared and file all Tax Returns for each Transferred Subsidiary with respect to taxable periods ending after the Closing Date. If a taxable period commences before but ends after the Closing Date, Purchaser shall prepare or cause to be prepared a pro forma Tax Return for the taxable period up to and including the Closing Date. Except as may be specifically agreed between Sellers and Purchaser, such pro forma Tax Return will be prepared in a manner consistent with prior elections, accounting practices, accounting methods and conventions. Purchaser shall provide such pro forma Tax Return to Sellers for their review and consent (which consent shall not be unreasonably withheld). Except as otherwise required by law, Purchaser will incorporate the amounts shown on the pro forma Tax Return into each Transferred Subsidiary's corresponding Tax Return for the period that commences before but ends after the Closing Date.

                         (c)  Indemnification

                              (i)  Redetermination Tax Loss.  The
               Indemnitors shall be responsible for, and shall indemnify and hold the Purchaser Group harmless from any Redetermination Tax Loss. No later than 10 business days after any Redetermination Date, Sellers shall determine the difference between the Adjusted Reserve Amount and the Redetermination Tax Loss. If the Redetermination Tax Loss exceeds the Adjusted Reserve Amount, the amount of such excess shall equal the "Redetermination Amount" and the Adjusted Reserve Amount shall then equal zero. If the Adjusted Reserve Amount as of the Redetermination Date is greater than the Redetermination Tax Loss, the Adjusted Reserve Amount shall be reduced (but not below zero) by an amount equal to the Redetermination Tax Loss and no payment shall be made by the Indemnitors to Purchaser with respect to such Redetermination Tax Loss.

                              (ii)  Restructuring Tax Loss.  The
               Indemnitors shall be responsible for, and shall indemnify and hold the Purchaser Group harmless from any Restructuring Tax Loss; provided, however, that such indemnification shall be without duplication of indemnification (including any offset to the Adjusted Reserve Amount) of any Redetermination Tax Loss arising from or attributable to any Restructuring pursuant to
               Section 9.3(c)(i), above.

                              (iii)  Designated Assets and
               Excluded Assets Tax Loss. The Indemnitors shall indemnify and hold the Purchaser Group harmless from any Tax Loss arising from or attributable to any Tax Liability imposed with respect to the Designated Assets (without duplication of the Transferred Subsidiaries which are intended to be addressed in Section 9.3(c)(i) above) by a Tax Authority that is related to the business or operations of Sellers for any period ending on or before the Closing Date or the portion of the taxable year or period through and including the Closing Date in the case of any taxable year or period which commences before but ends after the Closing Date (such amount shall be referred to as the "Designated Asset Amount"). The Indemnitors shall indemnify and hold the Purchaser Group harmless from any Tax Loss arising from or attributable to any Tax Liability imposed with respect to the Excluded Assets by a Tax Authority (such amount shall be referred to as the "Excluded Asset Amount"); provided, however, that such indemnification shall be without duplication of indemnification (including any offset to the Adjusted Reserve Amount) of any Redetermination Tax Loss or Restructuring Tax Loss with respect to the Excluded Assets pursuant to Sections 9.3(c)(i) and 9.3(c)(ii), above.

                              (iv)  Tax Benefits.  To the extent
               that Sellers receive a refund from Purchaser
               (pursuant to Section 9.3(g) below) or a Tax
               Authority for any taxable period ending on or before the Closing Date or the portion of the taxable year or period through and including the Closing Date in the case of any taxable year or period which commences before but ends after the Closing Date, which results in an increased Tax Liability to the Purchaser Group, the Indemnitors shall promptly pay the amount of such increased Tax Liability to Purchaser, but not before such increased Tax Liability is incurred. If a Redetermination shall both (A) increase a Tax Liability for which Sellers are responsible under this Section 9.3 and (B) decrease a Tax Liability of the Purchaser Group for any period ending after the Closing Date and if such decrease is not taken into account in computing the amount of any indemnity payment under this Section 9.3, then, when and to the extent that the Purchaser Group derives a direct benefit from such decrease (through a reduction of Taxes, refund of Taxes paid or credit against Taxes due), Purchaser shall promptly pay to Sellers an amount equal to the amount of such reduction, refund or credit, but not before (I) the benefit of such reduction is realized, (II) the refund is received, or (III) the credit is actually utilized; provided, however, that such amount shall not exceed the amount of the indemnity or refund amount.

                         (d)  Control and Management of Claims.
          Sellers shall control all Audit, administrative, or judicial proceedings relating to any Tax Liability of a Transferred Subsidiary for all periods ending on or before the Closing Date and shall bear all expenses for such defense.
          Purchaser shall control all Audit, administrative, or judicial proceedings relating to any Tax Liability of a Transferred Subsidiary for all periods ending after the Closing Date and shall bear all expenses for such defense. Purchaser shall have the sole authority to defend and contest a claim made by a Tax Authority on Audit or by appropriate claim for refund or credit with respect to periods commencing before but ending after the Closing Date; provided, however, that Purchaser shall (i) act in good faith with respect to Sellers in defending and settling any such claim, (ii) not act in a manner that at the same time would benefit the Purchaser Group and adversely affect Sellers, and (iii) not settle any such claim for which Sellers may have liability under this Agreement (a "Sellers Matter") without the prior written consent of Sellers which consent shall not be unreasonably withheld. In the event Sellers want to contest a Sellers Matter, Sellers may request Purchaser's written consent, which consent shall not be unreasonably withheld, that Sellers be entitled to contest, resolve and defend against any Sellers Matter, at Sellers' expense; provided, however, that Purchaser shall not be obligated to provide such requested consent, if Purchaser determines that (i) Sellers may assert a position with respect to such Sellers Matter that is contrary to or undermines a position that has been or may be asserted by the Purchaser Group with respect to a similar Tax matter or
          (ii) provision of such consent would unreasonably delay or hinder the Purchaser Group's resolution of any Audit or other Tax matter. Purchaser shall have the exclusive right to file any amended Tax Return or sign any closing agreement with respect to periods commencing before but ending after the Closing Date; provided, however, that Purchaser shall not file any such amended Tax Return or sign a closing agreement that contains a Sellers Matter without the prior written consent of Sellers, which consent shall not be unreasonably withheld.

                         (e)  Notification.  Purchaser shall forward
          to Sellers any notice of any pending or threatened Audit or other proceeding within 40 days of the Purchaser Group's receipt of such notice that may result in any Tax Loss for which indemnification may be sought under this Agreement.
          To the extent that the failure of Purchaser to provide notice to Sellers as required by the preceding sentence results in an increase of an indemnifiable Tax Loss, the amount of Sellers' indemnification obligation under this Agreement shall be appropriately reduced to reflect such increase. Sellers shall forward to Purchaser any notice of any pending or threatened Audit or other proceeding that relates to any Tax period ending after the Closing Date within 40 days of the Seller Group's receipt of such notice.

                         (f)  Mutual Cooperation.  Sellers and
          Purchaser shall, and shall cause their respective affiliates to, reasonably cooperate with each other in the filing of any Tax Return, amendment thereto, or consent contemplated by this Agreement and to take such action as such other party may reasonably request, including (but not limited to):

                              (i)  providing data for the
               preparation of any original or amended Tax Return;

                              (ii)  cooperating fully with each
               other in connection with (A) the preparation and filing of any Tax Returns and (B) the exchange of information relating to the operations and business of Sellers or Purchaser (or any of their respective affiliates) which is relevant to Sellers or Purchaser in preparing any Tax Returns required to be filed by Sellers or Purchaser (or any of their respective affiliates), including but not limited to, information relating to the computation of foreign tax credits of Sellers (or any of their affiliates). Such cooperation shall include without limitation, the furnishing or making available of records, books of account or other materials and access to personnel of Sellers or Purchaser (and their respective affiliates) necessary or helpful for the preparation of Tax Returns or the defense against assertions of any Tax Authority as to any Tax Returns, so long as such access does not unreasonably interfere with the business activities of such personnel. The requesting party shall pay any out-of-pocket expenses incurred by the other party;

                              (iii)  cooperating in any Audit of
               Sellers or Purchaser (or any of their respective affiliates);

                              (iv)  filing protests or otherwise
               contesting any Audit of Sellers or Purchaser (or any of their respective affiliates), including the filing of petitions for redetermination or prosecuting actions for refund in any court and pursuing the appeal of any such actions; and

                              (v)  Retaining and providing books,
               records, documentation or other information relating to any Tax Return until the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof), providing additional information and explanation of material provided hereunder, and the use of the parties' commercially reasonable efforts to obtain any documentation from a governmental authority or third party that may be necessary or helpful in connection with the foregoing.

                         (g)  Refunds.  Purchaser shall pay to
          Sellers, within 10 business days of receipt, any (i) refunds received by the Purchaser Group from a Tax Authority with respect to a Transferred Subsidiary for all taxable periods ending on or before the Closing Date and (ii) the appropriate portion of any refunds received by the Purchaser Group from a Tax Authority with respect to a Transferred Subsidiary attributable to the portion of the taxable year or period through and including the Closing Date in the case of any taxable period commencing before the Closing Date and ending after the Closing Date; provided, however, that Purchaser shall not be obligated to pay to Sellers any refunds to the extent that the cumulative amount (which cumulative amount shall be reduced, but not below zero, to reflect such refund) of such refunds are reflected as an asset on the Closing Balance Sheet; provided, further however, that any payment of such a refund shall not reduce or offset any obligation that Sellers or the Indemnitors may have under this Agreement. For purposes of this Section 9.3(g), if a Redetermination with respect to the portion of the taxable year or period through and including the Closing Date in the case of any taxable year or period commencing before the Closing Date and ending after the Closing Date reduces the Tax Liability of a Transferred Subsidiary, such reduction shall be treated as a refund to the extent that it offsets the Tax Liability of a Transferred Subsidiary for the period commencing before but ending after the Closing Date. Sellers shall pay to Purchaser, within 10 business days of receipt, any refunds received by the Seller Group from a Tax Authority with respect to a Transferred Subsidiary attributable to taxable periods other than (x) taxable periods ending on or before the Closing Date and (y) the portion of the taxable year or period through and including the Closing Date in the case of any taxable year or period commencing before the Closing Date that ends after the Closing Date.

                         (h)  Gross-up.  Whenever, in accordance with
          the provisions of this Section 9.3, the Indemnitors shall be required to pay Purchaser an amount in respect of a Tax Loss, the amount to be paid shall be an amount that, after subtraction of all Taxes payable by the Purchaser Group as a result of the receipt or accrual of such amount, shall be equal to the amount by which the Taxes payable by the Purchaser Group, taking such Tax Loss into account, exceed in the aggregate the Taxes that would have been required to be paid by the Purchaser Group had such Tax Loss never occurred; the indemnity amount shall be determined assuming that the Purchaser Group (x) is taxable at the maximum marginal Tax rates applicable to the Purchaser Group and (y) will have sufficient taxable income to fully utilize all deductions and credits that would have been available absent the Tax Loss.

                         (i)  Adjusted Tax Reserve Payment.  If, on
          the tenth anniversary of the Closing Date, the aggregate


          amount of claims, proposed adjustments or assessments which may result in a Tax Loss for which indemnification may be sought under this Agreement is less than the Adjusted Reserve Amount, Purchaser shall pay to Sellers the amount by which the Adjusted Reserve Amount exceeds such claims, adjustments or assessments within 10 business days of such anniversary; provided, however, that Purchaser shall pay to Sellers the amount of any remaining Adjusted Reserve Amount within 10 business days of the fifteenth anniversary of the Closing Date.

                         (j)  Indemnity Payments.   Whenever a Tax
          Loss occurs, the Indemnitors shall pay to Purchaser an amount equal to the (i) Redetermination Amount, (ii) Restructuring Tax Loss, (iii) Designated Asset Amount, plus
          (iv) Excluded Asset Amount hereunder (plus the amount of any gross-up with respect to such amount under Section 9.3(h)).

                         (k)  Wire Transfers.  Unless otherwise
          provided for in this Section 9.3, all payments under Section
          9.3 shall be made by wire transfer of immediately available funds (in the currency in which the Tax to which such payment relates is imposed) no later than 10 business days after receipt of a written request therefore.

                    Section 9.4 Third Party Claims. The obligations and liabilities of any of the parties to this Agreement under Sections 9.2 and 9.3 hereof with respect to all items indemnified against in Sections 9.2 and 9.3 and which are initiated by third parties (the "Third Party Claims") will be subject to the following terms and conditions:

                         (a)  Upon receipt of written notice of any
          Third Party Claim asserted against, resulting to, imposed upon or incurred by any member of the Purchaser Group or the Seller Group, as the case may be (the "Indemnified Party"), the party receiving such written notice (the "Indemnifying Party"), will undertake the defense thereof by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, provided that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between such Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, such Indemnified Party shall be entitled to select counsel of its own choosing, in which event the Indemnified Party shall be obligated to pay the fees and expenses of such counsel.

                         (b)  If within a reasonable time after
          written notice of any Third Party Claim, the Indemnifying Party fails to commence the defense of the Indemnified Party against whom such Third Party Claim has been asserted, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and at the risk of the Indemnifying Party.

                         (c)  Anything in this Section 9.4 to the
          contrary notwithstanding, (i) if there is a reasonable probability in the Indemnified Party's judgment that a claim may materially and adversely affect the Indemnified Party or any of its subsidiaries, affiliates, directors, officers, employees, agents or representatives against whom a Third Party Claim is asserted other than as a result of money damages, the Indemnified Party or any of its subsidiaries, affiliates, directors, officers, employees, agents or representatives against whom a Third Party Claim is asserted will have the right to defend or co-defend and compromise or settle (with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld) such Third Party Claim and (ii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party or any of its subsidiaries, affiliates, directors, officers, employees, agents or representatives against whom a Third Party Claim is asserted, settle or compromise any claim or consent to entry of any judgment relating to any such Third Party Claim, which settlement, compromise or judgment (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party, or its subsidiaries, affiliates, directors, officers, employees, agents or representatives against whom a Third Party Claim is asserted, a release from all liabilities in respect of such Third Party Claim or (B) provides for any nonmonetary damages which adversely affect the Business.

                         (d)  The Indemnifying Party will provide the
          Indemnified Party or any of its subsidiaries, affiliates, directors, officers, employees, agents or representatives against whom a Third Party Claim is asserted with access to all records and documents of the Indemnified Party relating to any Third Party Claim. The Indemnified Party will provide the Indemnifying Party with access to all records and documents of the Indemnified Party relating to any Third Party Claim.

                                    ARTICLE X
                           TERMINATION AND ABANDONMENT

                    Section 10.1  Methods of Termination.  The
          transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

                         (a) By mutual written consent of Sellers and Purchaser; or

                         (b)  By and at the option of Sellers if,
          without fault on the part of Sellers or the Transferred
          Subsidiaries, the Closing shall not have occurred on or before January 31, 1996; or

                         (c)  By and at the option of Purchaser if,
          without fault on the part of Purchaser, the Closing shall not have occurred on or before January 31, 1996; or

                         (d)  By and at the option of Sellers or
          Purchaser if there shall be in effect any order, decree or ruling or other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or action shall have (i) been issued or taken by any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States, France or any country or economic region in which TDCC, Purchaser or any of their respective affiliates, directly or indirectly, has material assets or operations and (ii) become final and nonappealable; or

                         (e)  By and at the option of Sellers or
          Purchaser if the Agreement and Plan of Merger, dated as of May 3, 1995, by and among TDCC, MMD, Hoechst and H Pharma Acquisition Corporation shall have been terminated in accordance with its terms; or

                         (f)  Within seven days from the date upon
          which the final Schedule is delivered pursuant to Section 6.4, by and at the option of Purchaser if such Schedules are not satisfactory to Purchaser in its sole discretion.

                    Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto, other than the provisions of this
          Section 10.2 and Section 10.3.  Nothing contained in this
          Section 10.2 shall relieve any party from liability for any breach of this Agreement.

                    Section 10.3  Expenses.  Except as otherwise
          provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all fees and expenses in connection with such transactions will be paid by the party incurring said fees and expenses.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                    Section 11.1 Entire Agreement; Assignment. This Agreement (together with the Schedules hereto), the Insurance Agreement and the Confidentiality Agreement (which the parties agree shall terminate and be of no further force and effect upon the Closing) (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and
          (ii) shall not be assigned by operation of law or otherwise; provided that Purchaser may assign its rights and obligations in whole or in part to any affiliate of Purchaser (it being understood and agreed that such assignment shall not relieve Purchaser from its obligations hereunder to the extent such transferee does not perform such obligations); provided, further, in the event Purchaser assigns, sells, transfers or otherwise disposes all or any part of the Shares, the Designated Assets or the Business subsequent to the Closing to any person or persons not affiliated with Purchaser, Purchaser may, with the prior written consent of Sellers (which shall not be unreasonably withheld), assign its rights hereunder in whole or in part to such person or persons.

                    Section 11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or "overnight" courier service, to the other party as follows:


               If to Purchaser:

                         Roussel Uclaf S.A.
                         102, Route de Noisy
                         93235 Romainville Cedex
                         France
                         Fax:  011-331-4991-3916
                         Attention: General Counsel

                    with copies to:

                         Hoechst AG
                         65926 Frankfurt am Main
                         Federal Republic of Germany
                         Fax: 011-49-69-319-113
                         Attention: Peter Schuster

                         and

                         Skadden, Arps, Slate, Meagher & Flom
                         919 Third Avenue
                         New York, New York 10022
                         Fax: 212-735-2000
                         Attention: Eileen Nugent Simon

                    If to Sellers:

                         Dow Latin America
                         Chacara Santo Antonio
                         Rua Alexandre Dumas, 1671
                         01065 Sao Paulo, Brazil
                         Fax:  55-11-546-9650
                         Attention:  General Counsel

                    with copies to:

                         The Dow Chemical Company
                         2030 Dow Center
                         Midland, Michigan  48674
                         Fax:  (517) 638-9397
                         Attention:  General Counsel

                         and

                         Mayer, Brown & Platt
                         190 South LaSalle Street
                         Chicago, Illinois  60603-3441
                         Fax:  312-701-7711
                         Attention:  Edward S. Best

          or to such other address as any party shall have designated by notice in writing to the other parties.

                    Section 11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the principles of conflicts of law thereof.

                    Section 11.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for the right to any indemnification to which members of the Purchaser Group and Seller Group may be entitled under Article IX hereof.

                    Section 11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement relating to the transfer of the Designated Assets or contained in Article VI (other than Sections 6.1, 6.2, 6.4, 6.5, 6.9 or 6.10 thereof) was not performed in accordance with the terms thereof and that the parties shall be entitled to specific performance of the terms thereof, in addition to any other remedy at law or in equity.

                    Section 11.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                    Section 11.7 Extension; Waiver. Sellers, on the one hand, and Purchaser, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                    Section 11.8 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                    Section 11.9  Descriptive Headings.  The
          descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                    Section 11.10 Certain Definitions. For purposes of this Agreement, the term:

                    (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries,


          controls, is controlled by, or is under common control with, the first mentioned person;

                    (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                    (c) "knowledge" with respect to Sellers means the knowledge of Sellers and the Transferred Subsidiaries;

                    (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934); and

                    (e) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

                    Section 11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

               IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                              LATIN AMERICAN PHARMACEUTICAL INC.

                              By:  /s/ Oscar Novo
                                   Name:  Oscar Novo
                                   Title: President

                              DOW QUIMICA ARGENTINA S.A.

                              By:  /s/ Juan Pedro Ziemke
                                   Name:  Juan Pedro Ziemke
                                   Title: President

                              DOW QUIMICA MEXICANA S.A.

                              By:  /s/ Victor Bermudez
                                   Name:  Victor Bermudez
                                   Title: Attorney-in-fact

                              DOW PRODUCTOS QUIMICOS LTDA

                              By:  /s/ John Lillich
                                   Name:  John Lillich
                                   Title: Attorney-in-fact

                              DOW PRODUCTOS QUIMICOS LTDA

                              By:  /s/ Charles J. Kalil
                                   Name:  Charles J. Kalil
                                   Title: Attorney-in-fact


                              MINERACAO E QUIMICA DE NORDESTE

                              By:  /s/ John Lillich
                                   Name:  John Lillich
                                   Title: Attorney-in-fact

                              MINERACAO E QUIMICA DE NORDESTE

                              By:  /s/ Charles J. Kalil
                                   Name:  Charles J. Kalil
                                   Title: Attorney-in-fact

                              DOW QUIMICA S.A.

                              By:  /s/ Oscar Novo
                                   Name:  Oscar Novo
                                   Title: President

                              DOW QUIMICA S.A.

                              By:  /s/ Charles J. Kalil
                                   Name:  Charles J. Kalil
                                   Title: Director

                              MERRELL LEPETIT FARMACEUTICA
                                INDUSTRIAL LTDA

                              By:  /s/ Nelson N. Libbos
                                   Name:  Nelson N. Libbos
                                   Title: Director

                              MERRELL LEPETIT FARMACEUTICA
                                INDUSTRIAL LTDA

                              By:  /s/ Sergio Rosengarten
                                   Name:  Sergio Rosengarten
                                   Title: Director


                              LABORATORIOS LEPETIT DE MEXICO S.A.
                                DE C.V.

                              By:  /s/ Victor Bermudez
                                   Name:  Victor Bermudez
                                   Title: Attorney-in-fact

                              ROUSSEL UCLAF S.A.

                              By:  /s/ Jean-Pierre Godard
                                   Name:  Jean-Pierre Godard
                                   Title: President du Directoire